UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2005

VALERO L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2005, Support Terminals Operating Partnership, L.P., Kaneb Pipe Line Operating Partnership, L.P. and Shore Terminals LLC (collectively, the “Kaneb Subsidiaries”), each a wholly owned subsidiary of Valero L.P. (the “Partnership”), entered into a definitive agreement (the “Agreement”) to sell certain terminal and pipeline assets (the “Assets”) to a wholly owned subsidiary of Pacific Energy Partners, L.P. (“Pacific Energy”). The purchase price for the Assets is $455 million, subject to downward adjustment if certain capital projects described in the Agreement are not completed before the closing.

The Assets consist of two terminals located in California handling refined products, blend stocks, and crude oil, three East Coast refined products terminals, and a 550-mile refined products pipeline with four truck terminals and related storage in the Rocky Mountains. The Partnership had previously entered into a consent decree with the Federal Trade Commission (“FTC”), which required the Partnership to divest the Assets in connection with its acquisition of the Kaneb Subsidiaries as a result of the July 1, 2005 merger (the “Kaneb Merger”) of subsidiaries of the Partnership with and into Kaneb Services LLC and Kaneb Pipe Line Partners, L.P.

The Agreement contains customary representations, warranties and covenants. Consummation of the transaction is subject to customary closing conditions, including, among others, approval by each of the FTC, the Office of the Attorney General of the State of California, the Colorado Public Utilities Commission, and the Wyoming Public Service Commission. If the transaction has not closed by December 15, 2005, a party not in material default of its obligations under the Agreement may terminate the Agreement.

Pursuant to the Agreement, Pacific Energy has delivered to the Kaneb Subsidiaries an irrevocable stand-by letter of credit in the amount of $22.75 million. If closing does not occur by December 15, 2005 and the failure to close is the result of material non-performance, default or breach of the Agreement by Pacific Energy, then the Kaneb Subsidiaries are entitled to draw the full amount of the stand-by letter of credit. In the event that the closing does not occur by December 15, 2005 for reasons other than material non-performance, default or breach of the Agreement by Pacific Energy, the Kaneb Subsidiaries are required to return the stand-by letter of credit to the Purchaser.

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 1, 2005, Clayton E. Killinger resigned his positions as Vice President and Controller of Valero GP, LLC, the general partner of the general partner of the Partnership.

On July 1, 2005, Thomas R. Shoaf was appointed Vice President and Controller of Valero GP, LLC. Mr. Shoaf, 46, had served as Vice President - Structured Finance of Valero Corporate Services Company, a subsidiary of Valero Energy Corporation, since 2001. From 2000 until 2001, Mr. Shoaf was Vice President - Finance of Valero Corporate Services Company.

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Item 8.01	Other Events.

On July 1, 2005, Kaneb Pipe Line Company, LLC, a wholly owned subsidiary of the Partnership, simultaneously entered into and closed on an agreement (the “Martin Oil Agreement”) with Valero Marketing and Supply Company (“Valero Marketing”) to sell all of the Partnership’s equity interest in Martin Oil Company LLC (“Martin Oil”) to Valero Marketing for $4.1 million plus net working capital. Valero Marketing and Valero GP, LLC are wholly owned subsidiaries of Valero Energy Corporation.

The Partnership had acquired Martin Oil pursuant to the Kaneb Merger (as defined in Item 1.01 above). The sale of Martin Oil to Valero Marketing by the Partnership was approved by the independent conflicts committee of the board of directors of Valero GP, LLC.

Under the terms of the Martin Oil Agreement, Valero Marketing made an initial payment of approximately $22.4 million (the “Initial Payment”), which consists of the purchase price plus a preliminary estimate of net working capital. Within 20 days of the date of closing, the parties, working together, are required to calculate the net working capital and agree to a statement setting forth the amount of the net working capital. The parties agreed to adjust the Initial Payment as necessary to reflect the agreed upon net working capital amount.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

	By:	Riverwalk Logistics, L.P. its general partner

		By:	Valero GP, LLC its general partner

Date: July 8, 2005			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Assistant Secretary

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